Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 31, 2019 with respect to the consolidated financial statements of Etransmedia Technology, Inc. for the years ended December 31, 2018 and 2017 included in the Form 8-K of MTBC, Inc. which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Wojeski & Company CPAs, P.C.

East Greenbush, New York
July 12, 2019